Exhibit 99.1

VirnetX Promotes Dr. Victor Larson to Chief Technical Officer and Hires Kathy Allanson as New Chief Financial Officer

Dr Robert Dunham Short III Continues as VirnetX Chief Scientist

ZEPHYR COVE, Nev., Sept. 15, 2021 /PRNewswire/ — VirnetX™ Holding Corporation (NYSE: VHC), an Internet security software and technology company, announced today that it has promoted Dr. Victor Larson to Chief Technical Officer (CTO) and has hired Kathy Allanson as its new Chief Financial Officer (CFO).

Dr. Victor Larson is promoted to CTO from his previous position of Vice President of Research and Development. Dr. Larsen is a co-inventor of the VirnetX technologies. Prior to joining VirnetX, Dr. Larson worked for over 20 years doing system engineering, software design and technical program management under contract to many branches of the Department of Defense and the intelligence community. Dr. Larson worked on numerous advanced prototypes to implement new solutions to secure communications, remote sensing data extraction and processing, intelligence information extraction and data visualization. Dr. Larson holds a Ph.D. in Information Technology from George Mason University, an M.S. in Mechanical Engineering from Rensselaer Polytechnic Institute, and a B.S. in Mechanical Engineering from Virginia Tech.

Dr. Robert Dunham Short III continues as VirnetX Chief Scientist and Board of Directors member.

Kathy Allanson is a seasoned executive with over 30 years’ experience in accounting and auditing, nationally and internationally, including: public and private company financial reporting and analysis; technical accounting support; CPA firm quality control oversight; pre and post issuance reviews of financial statements; internal, external and forensic auditing; reengineering and cost savings activities; information systems needs analysis and implementation support. Her prior employment includes positions at Arthur Andersen LLP and The Walt Disney Company. She received her Bachelor of Science in Business Administration (Accounting) from Auburn University. She is a Certified Public Accountant and a member of the American Institute of CPAs and California Society of CPAs.

About VirnetX

VirnetX Holding Corporation is an Internet security software and technology company with patented technology for secure communications including 4G LTE and 5G security. The Company’s software and technology solutions, including its secure domain name registry and Gabriel Connection Technology™, are designed to facilitate secure communications and to create a secure environment for real-time communication applications such as instant messaging, VoIP, smart phones, e-Readers and video conferencing. The Company’s patent portfolio includes over 190 U.S. and foreign granted patents/validations and pending applications. For more information, please visit http://www.virnetx.com/.

Contact:
Investor Relations
VirnetX Holding Corporation
415.505.0456
ir@virnetx.com

SOURCE VirnetX Holding Corporation

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http://www.virnetx.com